Exhibit 3 Consent of Pricewaterhouse Coopers LLP
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PricewaterhouseCoopers LLP Chartered Accountants 1250 Ren´¯L´vesque Boulevard West Suite 2800 Montreal, Quebec Canada H3B 2G4 Telephone +1 (514) 205 5000 Facsimile +1 (514) 876 1502
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in the 2003 Annual Report on Form 40¯F of CAE Inc. and the incorporation by reference in the Registration Statement on Form S¯8 (No. 333¯97185) of CAE Inc. of our Auditors' Report dated May 6, 2003 and our Comments by Auditor for U.S. Readers on Canada¯U.S. Reporting Difference dated May 6, 2003 relating to the consolidated financial statements of CAE Inc. which appear in such Annual Report.

/s/ PricewaterhouseCoopers LLP Chartered Accountants Montreal, Quebec August 7, 2003
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

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